Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated November 4, 2026, which includes an explanatory paragraph relating to Kartoon Studios Acquisition Corp’s (formerly known as Toon Acquisition Corp) ability to continue as a going concern, relating to the financial statements of Kartoon Studios Acquisition Corp (formerly known as Toon Acquisition Corp) as of September 30, 2026 and for the period from September 18, 2026 (inception) through September 30, 2026, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 4, 2026